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                                                  OMB Number          3235-0362
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

                ANNUAL STATEMENT OF CHANGES BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

/ / Check box if no longer subject Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

/X/ Form 3 Holdings Reported

/ / Form 4 Transactions Reported
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

     Lo, Dr. William Wing Yan
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     23rd Floor, 3 Lockhart Road
--------------------------------------------------------------------------------

                                    (Street)
     Wan Chai, Hong Kong
--------------------------------------------------------------------------------
  (City)                           (State)                (Zip)

--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

     POPstar Communications, Inc.  - POPS
--------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)
     N/A
--------------------------------------------------------------------------------
4. Statement for Month/Year

     Fiscal Year Ended December 31, 2000
--------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year)
      N/A
--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X] Director                             [_]  10% Owner
     [_] Officer (give title below)           [_]  Other (specify below)
--------------------------------------------------------------------------------


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

7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by 1 Reporting Person
     [_]  Form Filed by More than 1 Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

1. Title of Security
        Common stock, par value $0.001 per share

2. Transaction Date Month/Day/Year
        February 9, 2000

3. Transaction Code
          Code                 V
     ----------------     ---------------
        P(3)

4. Securities Acquired (A) or Disposed of (D)
        Amount             (A) or (D)            Price
    ----------------     ---------------    ---------------
        1,500,000              (A)             $3,000,000

5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year
            1,500,000

6. Ownership Form: Direct (D) or Indirect (I)
        Indirect

7. Nature of Indirect Beneficial Ownership
          Shares held by Innovestor.com Limited, a company that William Wing Yan Lo has sole or shared voting and investment power.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

================================================================================
              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================

1. Title of Security
        Option

2. Conversion or Exercise Price of Derivative Security

3. Transaction Date (M/D/Y)
        February 9, 2000

4. Transaction Code
          Code                   V
     ----------------     ---------------
         A(3)



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

5. Number of Derivative Securities Acquired (A) or Disposed of (D)
            (A)                 (D)
      ----------------     ---------------
         1,500,000

6. Date Exercisable and Expiration Date (M/D/Y)
       Date Exercisable     Expiration Date
       ----------------     ---------------
         2/9/00             3 months subsequent the date on
                            which the Company's shares are
                            relisted and/or quoted on the
                            OTC Bulletin Board ("OTCBB")

7. Title and Amount of Underlying Securities
          Title         Amount or Number of Shares
       ------------     --------------------------
         Common             1,500,000

8.  Price of Derivative Security
         $2.00/share

9.  Number of Derivative Securities Beneficially Owned at End of Year
         1,500,000

10. Ownership of Derivative Security: Direct (D) or Indirect(I)
         Indirect

11. Nature of Indirect Beneficial Ownership
         Option held by Innovestor.com Limited, a company that William Wing Yan Lo has sole or shared voting and investment power.


Explanation of Responses:


       /s/ Dr. William Wing Yan Lo                        January 31, 2001
---------------------------------------------          ----------------------
      **Signature of Reporting Person                          Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.





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